Exhibit 23.6

                                                                    Exhibit 23.6


        CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                  (Letterhead of Houlihan Lokey Howard & Zukin)

May 24, 2000


The Board of Directors
Primary Network Holdings, Inc.
c/o Alan Schrager
Chief Financial Officer
Primary Network Holdings, Inc.
11756 Borman Dr.
St. Louis, MO 63146

Re:   Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

To The Board of Directors:

Pursuant to the engagement letter between Houlihan Lokey Howard & Zukin ("Houlihan Lokey") and Primary Network Holdings, Inc. (the "Company"), dated March 2, 2000 ("Retainer"), the Company is required to get our consent prior to the distribution of our opinion letter, dated April 19, 2000 ("Opinion Letter") beyond what was stipulated in the Retainer. Houlihan Lokey hereby consents to the inclusion of its Opinion Letter in the proxy material related to the Primary Network/Mpower Communications Corp. transaction. In giving such consent, we do not admit that we come within the category of persons whose consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.



By:      /s/:  Marjorie L. Bowen
         -----------------------
               Marjorie L. Bowen
               Managing Director